EXHIBIT 99.1

                         LASER MORTGAGE MANAGEMENT, INC.
                 ANNOUNCES $1.00 PER SHARE SPECIAL DISTRIBUTION

          Short Hills, New Jersey, December 15, 1998. The Board of Directors of LASER Mortgage Management, Inc. (NYSE: LMM) has declared a special fourth quarter distribution in cash of $1.00 per share of common stock. The special distribution is payable on December 30, 1998 to stockholders of record as of December 23, 1998. Depending upon the Company's final reported taxable income for 1998, this distribution may in whole or in part be characterized as a return of capital for tax purposes.

          The Company's management estimates that as of November 30, 1998, the Company's net asset value per share was between $7.50 and $8.00. Because of the volatility associated with the current interest rate and mortgage securities market, the net asset value as reported at the end of the year may differ from this estimate. The Company's management notes that a comparison of the October and November month end estimate for the securities in the portfolio indicates that market values were stable or slightly higher.

          As of November 30, 1998, the Company's portfolio was comprised of approximately $700 million of agency mortgage pass-through certificates; $95 million of subordinate interests; $16 million of CMOs; $25 million of interest-only certificates and $9 million of mortgage loans.

          LASER Mortgage Management, Inc. is a specialty finance company investing primarily in mortgage-backed securities and mortgage loans. The Company has elected to be taxed as a real estate investment trust under the Internal Revenue Code of 1986, as amended. LASER Advisers Inc., a registered investment adviser, manages the day-to-day operations of the Company. The executive offices of LASER Mortgage Management, Inc. are located at 51 John F. Kennedy Parkway, Short Hills, New Jersey.

          "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: STATEMENTS IN THIS PRESS RELEASE REGARDING LASER MORTGAGE MANAGEMENT, INC.'S BUSINESS WHICH ARE NOT HISTORICAL FACTS ARE "FORWARD-LOOKING" STATEMENTS THAT INVOLVE RISK AND UNCERTAINTIES.

         Date:             December 15, 1998

         Contact:          LASER Mortgage Management, Inc.
                           Frederick Khedouri
                           President
                           212-272-8005